UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

    SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information may be used in connection with solicitation communications with institutional shareholders, and is filed hereby to the extent it may be deemed additional soliciting materials within the meaning of the Securities Exchange Act of 1934, as amended.

BULLET POINTS

Company Performance

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As illustrated below, ScanSource, Inc. (the “Company”) has consistently achieved financial success and rewarded its shareholders with solid performance in all manner of economic conditions, including the difficult conditions that came about during its last fiscal year ending June 30, 2009.

o	In terms of return on equity, the Company outperformed its industry’s median over the last 1 and 3 year periods.
o	As in recent years, the Company was recognized by national publications for its consistent history of growth. Fortune magazine once again listed the Company on its Fortune 1000 list of America’s largest corporations, at a ranking of 854, up from 901 the previous year.
o	The Company was also recognized in Fortune magazine’s “World’s Most Admired Companies” list, which rates companies on factors such as investment value and social responsibility.

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Despite a difficult year for the industry and the economy as a whole, the Company was able to achieve strong cash flow from its operations — $143.3 million for its most recent fiscal year end. That indicates our model is working.

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As we return to growth, the Company plans to invest in working capital. In addition to its historical balance sheet liquidity, the Company has a $250 million multicurrency revolving credit facility that it can access as necessary.

Nominating Committee Now 100% Independent Directors

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In years past some of the Company’s shareholders have taken issue with the make-up of the Company’s Nominating Committee, particularly the fact that Mike Baur, the Company’s CEO, served on that committee, which resulted in the committee not being made up solely of independent directors.

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Although the Company believes that its Nominating Committee was effective in carrying out its functions despite not being made up completely of independent directors, it highly values the opinions of its shareholders and has decided that Baur will no longer serve on its Nominating Committee. Its Nominating Committee is now composed solely of independent directors.

LTIP Amendments

•	In this year’s proxy statement the Company is requesting its shareholders’ approval to amend its Long-Term Incentive Plan to increase the number of shares available for grant under the plan to 4,800,000 shares from the 2,800,000 shares previously authorized – a 2 million share increase.

o	The Company believes that the approval of these 2 million additional shares will facilitate the attraction, retention and motivation of talented employees that are critical to the Company’s success.
o	The Company spent the time and resources to run this share increase proposal through ISS Risk Metrics model and seek ISS’ response to the proposal. ISS has recommended a vote FOR the proposal.
o	With respect to any concerns about dilution or overhang please note the following:
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The Company takes a fiscally responsible approach to equity awards, as evidenced by its 3 year average burn rate of 1.39%, which is very low and should be taken into consideration when analyzing the effect the 2 million shares will have on the company’s dilution.

•	In addition, please note that almost 60% of the stock options outstanding under the 2002 plan are currently underwater
•	Finally, please note the Company’s overall performance with respect to TSR and other factors as well as its performance in the difficult conditions of the past year.

ISS/Risk Metrics Alert

On November 19, 2009, ISS/Risk Metrics issued an alert stating that it had reversed its recommendation that the Company’s shareholders withhold votes from the members of the Compensation Committee to a vote FOR all the members of the Compensation Committee. ISS/Risk Metrics has recommended that the Company’s shareholders vote FOR all proposals to be presented at the Company’s upcoming annual shareholders’ meeting.